UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2021

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	XONE	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.	Termination of Material Definitive Agreement.

On September 11, 2020, The ExOne Company (the “Company”) entered into an equity distribution agreement with Canaccord Genuity LLC for the sale of up to an aggregate of $25,000,000 of its common stock in sales deemed to be made in “at-the-market” offerings, as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Equity Distribution Agreement”) and filed a prospectus supplement pursuant to which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $25,000,000 through under the Equity Distribution Agreement (the “ATM Offering”).

As of February 9, 2021, the Company has sold 1,240,510 shares of common stock under the Equity Distribution Agreement at an average selling price of $12.68 per share, resulting in net proceeds to the Company of approximately $15 million (after deducting commissions to the agent and other offering expenses).

Effective as of the date of this report, the Equity Distribution Agreement and the ATM Offering have been terminated. The Company is not subject to any termination penalties related to the termination of the Equity Distribution Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The ExOne Company
(Registrant)

February 9, 2021	/s/ Loretta L. Benec
(Date)	Loretta L. Benec Vice President, General Counsel & Corporate Secretary